Exhibit 17

          SUPREME COURT OF THE STATE OF NEW YORK
          COUNTY OF NEW YORK

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          SAMUEL PILL,
                                            :      COMPLAINT
                              Plaintiff,
                                            :      CLASS ACTION
                    -against-
                                            :      Index #95-111439
          GROW GROUP, INC., HAROLD G.
          BITTLE, JOHN F. GLEASON, ROBERT   :
          J. MILANO, TULLY PLESSER, RUSSELL
          BANKS, PHILIPPE ERARD, PETER L.   :
          KEANE, JOSEPH M. QUINN, ARTHUR W.
          BROSLAT, LLOYD FRANK, ANGUS N.    :
          MacDONALD, and WILLIAM H. TURNER,
                                            :
                              Defendants.
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                    Plaintiff, by his attorneys, alleges upon information
          and belief, except as to paragraph 2 which plaintiff alleges upon knowledge:

                    1. Plaintiff brings this action on behalf of himself and all other stockholders of defendant Grow Group, Inc. ("Grow Group" or the "Company" and the "Class", respectively) to enjoin defendants from continuing their approval of the $18.10 per share acquisition bid and for damages sustained as a result of defendants' failure to auction the Company to the highest bidder and for defendants' failure to bargain in good faith with a potential other bidder. Plaintiff and the Class are entitled to the relief prayed for herein because the acts, as alleged herein, constitute a breach of the fiduciary duties owed to the Grow Group stockholders by the defendants.

                    2. Plaintiff Samuel Pill owns 300 shares of Grow Group and has been a stockholder at all relevant times.

                    3. Grow Group is a New York corporation, with its principal offices located at 200 Park Avenue, New York, NY 10166. Grow Group manufactures chemical coatings and household products. The Company produces paints, stains, varnishes and related equipment and decorating accessories. Grow Group's coatings are sold through over 1,000 retail outlets in the United States. The Company also makes swimming pool chemicals, household and industrial cleaning products, polymers for painting and aerosol products. Grow Group's stock is listed and actively traded on the New York Stock Exchange.

                    4. Defendant Russell Banks, is president and CEO of the Company.

                    5. Defendant Joseph M. Quinn is Chief Operating Officer and Executive Vice-President of the Company.

                    6. Defendant John F. Glenn is an Executive Vice President of the Company.

                    7.   Defendant Harold G. Bittle is a Director of the
          Company.

                    8.   Defendant Robert J. Milano is a Director of the
          Company.

                    9.   Defendant Tully Plesser is a Director of the
          Company.

                    10.  Defendant Philippe Erard is a Director of the
          Company.

                    11.  Defendant Peter L. Keane is a Director of the
          Company.

                    12.  Defendant Arthur W. Broslat is a Director of the
          Company

                    13. Lloyd Frank is the Secretary and a Director of the Company.

                    14.  Angus N. MacDonald is a Director of the Company.

                    15.  William H. Turner is a Director of the Company.

                    16. The individuals named in paragraphs 4 through 15, inclusive may be hereinafter referred to as the "Individual Defendants."

                    17. By reason of their positions with Grow Group, the Individual Defendants are in fiduciary relationships with plaintiff and the Class and accordingly, owe them the highest obligations of good faith and fair dealing.

                               CLASS ACTION ALLEGATIONS

                    18. Plaintiff brings this case on his own behalf and as a class action, pursuant to Article 9 of the Civil Practice Law & Rules of New York, on behalf of all stockholders of Grow Group (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with the deprivation of their equity interest in Grow Group through the unlawful scheme of the acquisition as described herein.

                    19. This action is properly maintainable as a class action for the following reasons:

                    (a) The class is so numerous that joinder of all members is impracticable. While the exact number of class members is unknown to plaintiff at this time and can only be ascertained through appropriate discovery, there are more than 16 million shares of Grow Group's common stock outstanding held by thousands of shareholders. The holders of these shares are believed to be geographically dispersed throughout the United States. Grow Group's common stock is listed and actively traded on the New York Stock Exchange.

                    (b) There are questions of law and fact which are common to the class and which predominate over questions affecting any individual class member. The common questions include, inter alia, the following:

                         a. whether defendants have engaged in a plan and scheme to enrich themselves at the expense of Grow Group's public stockholders by the merger through fraudulent, deceptive and coercive means and devices;

                         b.   whether defendants have breached their
          fiduciary and common law duties owed by them by agreeing to an acquisition by Imperial Chemical Industries Plc of Great britain for $18.10 a share or a total of $290 million;

                         c.   whether defendants have breached their
          fiduciary and other common law duties by refusing to enter into a confidentiality agreement or an acquisition agreement with Sherwin William;

                         d.   whether defendants have breached their
          fiduciary and other common law duties by not auctioning off the Company to the highest bidder; and

                         e. whether plaintiff and the other members of the class as it was were damaged by the acts complained of herein.

                    20. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of other members of the class and plaintiff has the same interests as the other members of the class. Plaintiff is an adequate representative of the class and will fairly and adequately protect the interests of the class.

                    21. The likelihood that individual members of the class will prosecute separate individual actions is remote due to the burden and expense of prosecuting litigation of this nature and magnitude. Plaintiff anticipates that there will not be any difficulty in the management of this litigation.

                    22. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of the controversy and the requirements of Article 9 of the New York Civil Practice Law and Rules are satisfied.

                               SUBSTANTIVE ALLEGATIONS

                    23. On May 4, 1995, the Bloomberg Business News reported that Grow Group agreed to be acquired by Imperial Chemical Industries Plc of Great Britain ("Imperial") in a transaction that values the company at $18.10 a share, or a total of $290 million (the "Acquisition").

                    24. Grow Group agreed to be acquired by Imperial despite an April 28, letter from Sherwin Williams Co. ("Sherwin") imploring Grow Group not to sign an acquisition agreement with another firm ("Sherwin Letter").

                    25. After receiving the Sherwin letter, Grow Group asked Imperial to raise its $18.10 a share offer, but Imperial declined.

                    26. Corimon C.A. SACA ("Corimon") a Venezuelan industrial corporation has a 25% stake in Grow Group. Defendant Broslat serves as the Chief Financial Officer of Corimon.

                    27. Corimon granted Imperial an option to buy its 25% stake, but that option terminates if Imperials merger agreement with Grow Group's falls through.

                    28. The consideration of $18.10 per share proposed to be paid to public stockholders, as defendants are aware, is grossly unfair, inadequate and not representative of the true and present value of Grow Group because as set forth above, at least one bidder, Sherwin, had expressed an interest in the Company.

                    29. On March 17, 1995 Sherwin offered to enter into a confidentiality agreement with Grow Group, that would enable Sherwin, a potential acquirer to inspect Grow Group's financial records in order to prepare a bid, and on March 31, 1995 forwarded a signed copy of such confidentiality agreement to the Company.

                    30. On April 17, 1995 Grow Group told Sherwin that it would be excluded from bidding for the Company.

                    31. When asked why Imperial's overtures were rebuffed Sherwin's President Ivy responded "I don't have any idea."

                    32. By failing to auction the Company to the highest bidder, defendants have breached their fiduciary duties to the plaintiff and the Class.

                    33. Apparently on rumors of Sherwin's interest in the Company, the Company's stock climbed to $19 3/8.

                    34. By the acts, transactions and courses of conduct alleged herein, the defendants individually and as part of a common plan or scheme and/or aiding and abetting one another, in total disregard of their fiduciary duties and in bad faith to plaintiff and the Class, are pursuing a plan to deprive plaintiff and the Class of their investments in Grow Group's at a grossly inadequate price.

                    35. The option granted to Imperial by Corimon to purchase Corimon's 25% interest in the Company is also a breach of the fiduciary duties owed by defendant Broslat.

                    36. As a result of the foregoing, defendants herein have engaged in, and knowingly or recklessly and substantially assisted in and aided and abetted each other in a breach of their fiduciary and other common law duties to the plaintiff and to the class.

                    37. As a result of the actions of the defendants, plaintiff and the class have been and will be damaged in that they have not and will not receive their fair value of their investment in Grow Group.

                    38. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the class, and will consummate the acquisition to the irreparable harm of the class.

                    39. Plaintiff and the class have no adequate remedy at law.

                    WHEREFORE, plaintiff prays for judgment and relief as follows:

                    (1)  Declaring this action to be a proper class action;

                    (2) Declaring that the Individual Defendants and each of them have breached their fiduciary duties to Grow Group and its stockholders;

                    (3) Preliminarily and permanently enjoining defendants and their counsel, agents, servants, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the acquisition;

                    (4) In the event the Acquisition is consummated, granting plaintiff and the Class appropriate damages;

                    (5) Granting compensatory damages in an amount to be determined upon the proof submitted to the Court;

                    (6)  Granting costs and disbursements;

                    (7)  Granting plaintiff's counsel and expert fees; and

                    (8) Providing for such other and further relief as may be necessary and appropriate.

          Dated:  May 5, 1995


                                             WOLF POPPER ROSS WOLF
                                                & JONES, L.L.P.
                                             845 Third Avenue
                                             New York, New York  10022
                                             (212) 759-4600
                                             Attorneys for Plaintiff